SUPPLEMENT
(To Supplement dated July 9, 1996 to Supplement dated June 28, 1996 to Prospectus Supplement dated February 9, 1996 and Prospectus dated January 29,
1996)

                     Structured Asset Securities Corporation
              Multiclass Pass-Through Certificates, Series 1996-CFL
                              Class X Certificates
                              --------------------

     This is a Supplement ("Supplement") to the Supplement dated July 9, 1996 (the "July Supplement") to the Supplement dated June 28, 1996 (the "June Supplement") to the Prospectus Supplement dated February 9, 1996 (as supplemented by the July Supplement and the June Supplement, the "Prospectus
Supplement") and the Prospectus dated January 29, 1996 relating to the Structured Asset Securities Corporation Multiclass Pass-Through Certificates, Series 1996-CFL, Class X. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Prospectus Supplement or the Prospectus, as applicable.

     This Supplement modifies and supplements the Prospectus Supplement to the extent described herein, and in all other respects the Prospectus Supplement remains unchanged.

     CLIC (U.S.) has conveyed the Class LR Certificates to a trust (the "Trust") pursuant to the terms of a Trust Agreement dated September 25, 1996 (the "Trust Agreement") between the Rehabilitator and The Chase Manhattan Bank (the "Grantor Trustee"). The Trust has issued Class LR Trust Certificates representing a 100% undivided interest in the Trust. The terms of the Trust Agreement prohibit the exercise by the Grantor Trustee, as the holder of the Class LR Certificates, of the option under Section 9.01(c) of the Pooling and Servicing Agreement to purchase the Mortgage Loans and any REO Properties remaining in the Trust Fund prior to the reduction of the aggregate Certificate Principal Amount of the Certificates then outstanding to 5% or less of the initial aggregate Certificate Principal Amount of all Classes of Certificates. The Trust Agreement also requires the consent of the holders of all of the Class X Certificates to amend this provision of the Trust Agreement or to terminate the Trust Agreement.

     The Depositor and the Servicer have assigned to The Chase Manhattan Bank their rights to exercise the aforementioned option so as to prevent the exercise by them of such option prior to the reduction of the aggregate Certificate Principal Amount of the Certificates then outstanding to 5% or less of the initial aggregate Certificate Principal Amount of all Classes of Certificates.

     The Pooling and Servicing Agreement has been amended by an amendment dated September 20, 1996 (the "Amendment"). The Amendment clarifies, among other things: (i) that Advances are required to be made with respect to the Retained Servicing Interest, and (ii) the date on which the U.S. Treasury issue referred to in the definition of "Reinvestment Yield" shall be determined, namely, the 16th day of the month of the related Distribution Date for any Prepayment Charges. The Amendment also provides that any successor servicer (including the Trustee in such capacity) must agree not to exercise its right as Servicer pursuant to Section 9.01(c) of the Pooling and Servicing Agreement at any date before such date as of which the aggregate Certificate Principal Amount of the outstanding Classes of Certificates is reduced to less than or equal to 5% of the initial aggregate Certificate Principal Amount of all the Classes of Certificates.

     The following  pages  contain  updated  information  regarding the Mortgage
Loans.

     This Supplement does not contain complete information about the offering of the Class X Certificates and should be read only in conjunction with the Prospectus and the Prospectus Supplement. Sales of Class X Certificates may not be consummated unless the purchaser has received this Supplement, the Prospectus Supplement and the Prospectus.

                                 LEHMAN BROTHERS

October 2, 1996

                               THE MORTGAGE LOANS

       The following tables show changes that have occurred in the Mortgage Pool between June 16, 1996 and September 15, 1996, except as otherwise indicated. All statistical information provided herein with respect to the Mortgage Loans is provided on an approximate basis.

Mortgage Loans Paid Off Between June 16, 1996 and September 15, 1996

       The following represents the 16 Mortgage Loans that have paid off between June 16, 1996 and September 15, 1996. Each table sets forth information by reference to the Distribution Date on which the respective principal payments relating to such Mortgage Loans were distributed. All Prepayment Charges paid, if any, were in accordance with the terms of the respective Mortgage Note. All Scheduled Principal Balances are rounded and are as of their respective payoff dates. Debt service coverage ratios ("DSCR") are as set forth in Appendix A of the Prospectus Supplement.

                 Distributed on July 25, 1996 Distribution Date

                                              Scheduled     Mortgage                      Prepayment
Loan   Loan                     Property      Principal     Interest   DSCR    Maturity   Charges
No.    Group   Property Name    Type          Balance ($)   Rate (%)   (x)     Date       Paid ($)       Note
---    -----   -------------    ----          -----------   --------   ---     ----       --------       ----

 82      1      Quail Hill     Multifamily     5,667,770     9.250     1.00    6/05/96       N/A           --
                Apartments

116      1      Mercado        Retail          4,620,135     9.000     1.44    4/01/97     169,181         --
                Fiesta
                Shopping
                Center

401      2      Chateau        Multifamily     1,281,975     9.250     1.78    5/20/02      52,689         --
                Brentana
                Apartments

477      1      5464 & 5480    Office            905,406     9.500     1.09    4/10/96        N/A         (1)
                Baltimore
                Drive

502      1      The Housing    Office            727,417    10.000     1.50    7/01/96        N/A          --
                Center

                Theophilos                                                                             No Yield
523      1      Center         Retail            619,466     8.250     3.44    4/30/97        N/A      Maintenance
                                                 -------                                      ---

       Total                                  13,822,169                                    221,870
                                              ==========                                    =======

----------
(1) Prior to pay off, Mortgage Loan No. 477 was being serviced by the Special Servicer.

                Distributed on August 25, 1996 Distribution Date


                                                      Scheduled     Mortgage                     Prepayment
Loan   Loan                              Property     Principal     Interest   DSCR   Maturity   Charges
No.    Group       Property Name         Type         Balance ($)   Rate (%)   (x)    Date       Paid ($)      Note
---    -----       -------------         ----         -----------   --------   ---    ----       --------      ----
 25      1     Park 90-5 Office Park     Warehouse    12,018,296    8.875      0.87   11/01/97     N/A         (1)

268      2     West Marine               Industrial    2,215,318    9.500      1.26   8/15/01      N/A        Option
                                                                                                              Period

445      1     Dowel Associates          Warehouse     1,044,400    9.500      1.47   7/01/96      N/A          --

471      1     22 West 600 Butterfield   Office          933,566    9.875      1.85   8/01/96     1,072         --
                                                         -------                                  -----

       Total                                          16,211,580                                  1,072
                                                      ==========                                  =====

----------
(1) When the Mortgage Loan was previously modified, a section of the Mortgage Note pertaining to prepayment provisions was deleted. The Servicer believes that the Mortgage Loan was subject to prepayment without penalty.

               Distributed on September 25, 1996 Distribution Date

                                                      Scheduled     Mortgage                     Prepayment
Loan   Loan                              Property     Principal     Interest   DSCR   Maturity   Charges
No.    Group   Property Name             Type         Balance ($)   Rate (%)   (x)    Date       Paid ($)      Note
---    -----   -------------             ----         -----------   --------   ---    ----       --------      ----

 87      1     Tri-Center South I       Warehouse      5,306,075     9.500     1.25   11/15/96     53,061       --

242      1     Hurst Federated          Retail         2,421,778     9.500     2.05   12/01/96     50,776       --
               Shopping Center

275      1     Olympic/Bundy Center     Warehouse      2,123,693     9.875     1.45   12/01/96     21,237       --

391      1     Tamara Colonial          Multifamily    1,352,948     9.750     1.21    5/01/96      N/A        (1)
               Estates

457      1     Chalet Robaire           Multifamily    1,004,864     9.875     1.20    8/01/96      N/A         --

544      1     Everspring Enterprises   Industrial       475,065     9.875     2.01   11/01/09      9,501       --
                                                         -------                                    -----

       Total                                          12,684,423                                  134,575
                                                      ==========                                  =======

----------
(1) Prior to pay off, Mortgage Loan No. 391 was being serviced by the Special Servicer.

Mortgage Loans Paid Off After September 15, 1996

       The following represents the 4 Mortgage Loans that have paid off after September 15, 1996. The respective principal payments relating to such Mortgage Loans will be distributed on the October 25, 1996 Distribution Date. All Prepayment Charges paid, if any, were in accordance with the terms of the respective Mortgage Note. All Scheduled Principal Balances are rounded and are as of their respective payoff dates. Debt service coverage ratios ("DSCR") are as set forth in Appendix A of the Prospectus Supplement.

                                                         Scheduled     Mortgage                     Prepayment
Loan   Loan                                 Property     Principal     Interest   DSCR   Maturity   Charges
No.    Group         Property Name          Type         Balance ($)   Rate (%)   (x)    Date       Paid ($)     Note
---    -----         -------------          ----         -----------   --------   ---    ----       --------     ----

 81      1     Timberlake Apartments II    Multifamily    5,696,384      8.750    1.38   11/01/97    173,108      --

325      1     The Bill Milburn Building   Office         1,802,171      9.875    1.55    7/01/96      N/A       (1)

425      1     Shell Ridge Professional    Office         1,185,900     10.250    1.14    9/01/96      3,624      --
               Park

558      1     Belmont Square Shopping     Retail           310,051      8.500    1.25    12/31/02     N/A       (2)
               Center                                       -------                                    ---

       Total                                               8,994,506                                 176,732
                                                           =========                                 =======

----------
(1) Prior to pay off, Mortgage Loan No. 325 was being serviced by the Special Servicer.

(2) Mortgage Loan No. 558 was secured by a Mortgaged Property acquired by CLIC (U.S.) through foreclosure upon a mortgage loan or by taking a deed in lieu of foreclosure with respect to a mortgage loan and subsequently transferred by CLIC (U.S.) to Confederation Real Estate (U.S.), Inc. ("Confederation Real Estate"), an affiliate of CLIC (U.S.). Since Confederation Real Estate was the Mortgagor under this Mortgage Loan at the time of the prepayment, in accordance with the terms of the Mortgage Note, it could prepay the Mortgage Loan at any time without any Prepayment Charge.

Mortgage Loans That Have Negotiated Extensions

       The Mortgagor for each of the following Mortgage Loans has received the approval of the Servicer and the Special Servicer for a one-year extension (with the exception of Mortgage Loan No. 210, which negotiated a three-month extension and Mortgage Loan No. 16, which is negotiating a 150-day extension) of the respective maturity date of such Mortgage Loan. As of the date hereof, with the exception of Mortgage Loan Nos. 200 and 503, the modifications effecting the extensions had not yet closed. There is expected to be no Prepayment Charge for any of these Mortgage Loans during the extension period.

                                                        Scheduled           Mortgage                  Current    Assumed
Loan     Loan                                Property   Principal Balance   Interest Rate   DSCR(1)   Maturity   Maturity
No.      Group         Property Name         Type       as of 9/01/96 ($)   (%)             (x)       Date       Date
---      -----         -------------         ----       -----------------   ---             ---       ----       ----

 16(3)     1     The Village at Bedminster   Retail        16,164,532           9.500       1.08      8/06/96     1/06/97

121        1     Teagarden Street            Warehouse      4,325,577           9.250       1.41      6/10/96     6/10/97

200        1     Sunrise Medical             Warehouse      2,880,382           9.625       1.55      4/15/97      N/A

210        1     Plantation Ridge            Multifamily    2,719,222           8.875       0.91(2)   7/15/96    10/15/96
                 Apartments

485        1     McFadden-Harbor Plaza       Retail           859,993           9.625       1.28      6/01/96     6/01/97

503        1     3630 Wilshire Blvd.         Office           713,187           9.750       1.61      4/01/97      N/A
                                                              -------

         Total                                             27,662,893
                                                           ==========

----------
(1)  DSCR is as set  forth  in  Appendix  A of the  Prospectus  Supplement.

(2) Mortgage Loan No. 210 is a second lien. Annual debt service on the first lien of $1,097,796, which is based on information provided on September 18, 1995, is included in the re-calculated DSCR.

(3)  Currently in negotiation.

Change of Mortgage Loan From Interest Only to Amortizing

     The following Mortgage Loan was an interest only Mortgage Loan as of the Closing Date and since June 16, 1996 has converted to an amortizing Mortgage Loan in accordance with the terms of its Mortgage Note. Principal payments began in September 1996.

                                                                           Annual                            Annual
                                       Scheduled                           Debt       DSCR                   Debt
                                       Principal                Mortgage   Service    as of      Scheduled   Service
                                       Balance                  Interest   as of      Issuance   Amort.      as of     Current
Loan   Loan    Property     Property   as of         Maturity   Rate       Issuance   Date       Term        8/15/96   DSCR(1)(2)
No.    Group   Name         Type       9/01/96 ($)   Date       (%)        Date ($)   (x)        (mo.)       ($)       (x)
---    -----   ----         ----       -----------   ----       ---        --------   ---        -----       ---       ---

221      1     777 North    Office     $2,650,000    8/15/00    8.800      233,200    1.15       360         251,316   1.09
               Capital
               Street, NE

----------
(1) Based on Annual Debt Service as of August 15,1996 and the related Normalized NOI set forth in Appendix A of the Prospectus Supplement.

(2) Mortgage Loan No. 221 is a second lien. Annual debt service on the first lien, which is Mortgage Loan No. 2, is $3,040,188.

Group 2 Mortgage Loans That Have Passed Rate Reset Option Periods Between June 16, 1996 and September 15, 1996

       None of the Mortgagors with respect to the following Group 2 Mortgage Loans exercised its right to prepay its respective Rate Reset Mortgage Loan in full without any Prepayment Charges during its respective Option Period, which expired between June 16, 1996 and September 15, 1996.

                                                  Scheduled
                                                  Principal                                                Prepayment    Prepayment
                                                  Balance     Mortgage                          Next       Status        Charge
Loan                                Property      as of       Interest   DSCR(1)   Maturity   Rate Reset   as of         Expiration
No.    Property Name                Type          9/01/96     Rate (%)   (x)       Date       Date         9/15/96       Date(2)
                                                     ($)
---    -------------                ----          -------     --------   ---       ----       ----         -------       -------
166    Providence Square            Retail        3,568,421     8.250     1.49     6/15/03      N/A        Yield         6/15/03
                                                                                                           Maintenance

193    Cartwright Holding Company   Warehouse     2,948,160     9.625     1.54     6/01/02      N/A        Yield         6/01/02
                                                                                                           Maintenance

299    Cooper Center                Retail        1,967,565     9.750     1.12     7/01/01      N/A        Yield         7/01/01
                                                                                                           Maintenance

332    2555 Midpoint Drive          Warehouse     1,738,903     9.625     1.36     6/15/01      N/A        Yield         5/15/01
                                                                                                           Maintenance

393    848 East Gish                Warehouse     1,338,244     7.500     1.14     7/15/99      N/A        Yield         7/15/99
       Road                                                                                                Maintenance

489    The Mayette                  Multifamily     825,285    10.000     1.48     8/01/01      N/A        Yield         8/01/01
       Apartments                                   -------                                                Maintenance

       Total                                     12,386,578
                                                ===========

----------
(1) DSCR is as set forth in Appendix A of the Prospectus Supplement.

(2) In the case of a Mortgage Loan with another Rate Reset Date, Prepayment Charge Expiration Date indicates the month and year of the commencement of the next Option Period, during which time a Mortgagor may prepay the related Mortgage Loan at par. After the expiration of such Option Period, a Mortgagor would generally be required again to pay a Prepayment Charge in order to make a Principal Prepayment on the related Mortgage Loan until the next Option Period (if any).

Specially Serviced Mortgage Loans

     The following Mortgage Loans are being serviced by the Special Servicer:

                                                         Scheduled           Mortgage
Loan   Loan                                Property      Principal Balance   Interest   DSCR(12)   Maturity   Transfer   Date
No.    Group   Property Name               Type          as of 9/01/96 ($)   Rate (%)   (x)        Date       Reason     Transferred
---    -----   -------------               ----          -----------------   --------   ---        ----       ------     -----------
 04      1     Chevy Chase Plaza           Office           26,364,293         8.350      1.41     9/01/01      (1)        7/11/96

 77      1     Woods Edge Apartments       Multifamily       5,838,550         8.500      1.21     7/05/96      (2)        6/11/96

141      1     Parkway Industrial Center,  Warehouse         4,040,615         9.625      1.04    11/01/07      (3)        4/19/96
               Lot 9

207      2     200 Webster Street          Office            2,758,616         9.250      1.18    10/15/02      (4)        8/22/96

348      1     645 Redondo Avenue          Multifamily       1,680,748        10.125      1.55     6/01/08      (5)        4/08/96

376      1     Southlawn Buildings         Warehouse         1,450,736         9.500      0.98     7/15/96      (6)        7/11/96

419      1     Barry Plaza                 Retail            1,207,540         9.000      1.82     3/01/03      (7)        6/11/96

434      1     Lake Avenue Corporate       Office            1,134,783        10.000      1.00     6/01/96      (8)        5/23/96
               Center

470      1     Chapman Center              Retail              936,757         9.500      1.11     7/01/97      (9)        7/10/96

501      1     F & M Distributors          Retail              720,882        10.250      1.65    10/01/96     (10)        7/31/96

520      1     Handy Andy Home             Retail              621,091         8.125      2.16     6/01/99     (11)        7/31/96
               Improvement                                     -------

       Total                                                46,754,611
                                                            ==========

----------
(1) Provisions in the mortgage loan documents require lender approval for all new leases for more than 10,000 square feet. A current tenant requested a mark-to-market of its current lease in exchange for more space. Since such a mark-to-market would result in a substantial decline in lease payments, the Servicer denied the request. The Special Servicer reviewed and approved the request. However, the Mortgagor advises that the tenant has not entered into a new lease. Additionally, a major tenant with the right to terminate its lease has requested a mark-to-market of its current above-market lease, but the Mortgagor has not sought the lender's consent for such request. Occupancy of the Mortgaged Property has decreased to 81%, but new leasing activity is expected to increase the occupancy to 88% by year-end. The Mortgage Loan is current. The Property Valuation required under the Pooling and Servicing Agreement reflected a value of $26.1 million. An unreviewed MAI appraisal reflected a value of $27.1 million. The Mortgagor has expressed an interest in negotiating a discounted payoff.

(2) The Mortgagor was unable to payoff the Mortgage Loan at its maturity on July 5, 1996 and has requested a one-year extension. However, the Mortgage Loan's DSCR is lower than the 1.25x required for approval of such an extension by the Servicer. The Special Servicer performed a Property Valuation, as required under the Pooling and Servicing Agreement, and estimated a value of $6,700,000. The Special Servicer and the Mortgagor entered into a Forbearance Agreement, expiring October 31, 1996, which provides for interest only payments at the 13.5% default rate. The Mortgagor expressed that it expects to pay in full upon expiration of the Agreement.

(3) The Mortgagor has indicated that it anticipates being unable to continue to pay the Mortgage Loan's monthly principal and interest payments. The lease of the Mortgaged Property's sole tenant expired on May 31, 1996. The Mortgagor and the tenant have negotiated a new short term lease to May 1997, which will continue the present above market rents and enable the Mortgagor to continue remittance of monthly payments during the new lease term. However, market rents are below the old lease terms and will not service the debt on the existing Mortgage Note terms. The Special Servicer obtained approval from the Operating Advisor for a three-month forbearance period during which the Mortgagor will remit net cash flow. The Mortgagor and Special Servicer will attempt to negotiate a final resolution during the forbearance period. If the negotiations are unsuccessful, a foreclosure is likely. A recently reviewed appraisal of the Mortgaged Property reflects a valuation of $1,400,000.

(4) The sole tenant vacated the Mortgaged Property in February 1996. The Mortgagor has since successfully re-leased 80% of the Mortgaged Property. However, free rent concessions remain in effect, and the August 15, 1996 payment remains outstanding. The Mortgagor and Special Servicer are discussing possible repayment plans. The Special Servicer will inspect the Mortgaged Property on October 7, 1996.

(5) The Mortgagor has experienced financial problems and the Mortgaged Property has suffered with significant deferred maintenance. The Mortgagor has increased its discounted payoff offer from $1,200,000 to $1,500,000. A recent reviewed appraisal reflects a valuation of $1,750,000. The Mortgage Loan is current. The Special Servicer and the Mortgagor are discussing alternatives. The Special Serviceris in the process of ordering a Structural Engineering Report to assess purported earthquake damage.

(6) The Mortgagor was unable to payoff the Mortgage Loan at its July 15, 1996 maturity. The Mortgage Loan's DSCR is lower than the 1.25x required for approval of a one year extension by the Servicer. The Special Servicer and the Mortgagor have negotiated, subject to the approval of the Operating Advisor, a five-year extension with an interest rate of 9% and a 20-year amortization schedule. The Mortgage Loan is current.

(7) The Mortgaged Property reported negative cash flow at year end 1995. The Mortgaged Property is currently 68% occupied. The largest tenant vacated in May 1996. The Mortgagor initially proposed a $600,000 discounted payoff. A $1,100,000 counter-offer has been proposed by the Special Servicer, with the Mortgagor most recently offering $1,000,000. The Special Servicer is not prepared to recommend acceptance. The Mortgagor remitted the August and September payments late, but the Mortgage Loan is now current. The Operating Advisor has approved the Special Servicer's recommendation to initiate foreclosure upon default. A recent reviewed appraisal of the Mortgaged Property reflects a valuation of $1,475,000. The Mortgagor has proposed a deed-in-lieu of foreclosure. The Special Servicer is preparing a recommendation to the Operating Advisor that the Mortgagor's proposal be accepted.

(8) The Mortgage Loan matured on June 1, 1996. The Mortgagor claims it cannot refinance the Mortgage Loan due to an alleged decline in the value of the Mortgaged Property. The Special Servicer and the Mortgagor have negotiated, and the Operating Adviser has approved, a five-year extension with an interest rate of 9% with a 20-year amortization period. The modification has closed. The Mortgage Loan is current.

(9) The Mortgagor has indicated that the Mortgaged Property's cash flow cannot service the debt on the existing Mortgage Note and that he will not continue to come out-of-pocket. The Mortgagor has proposed a $560,000 discounted payoff. The Special Servicer met with the Mortgagor and inspected the Mortgaged Property. An unreviewed MAI appraisal reflected a value of $1,005,000. The Mortgagor has not yet remitted the September 1996 or October 1996 payment. The Special Servicer is seeking a court-appointed receiver with respect to the Mortgaged Property.

(10) The Mortgaged Property is vacant and the Mortgagor has proposed a $750,000 discounted payoff (aggregate for both Mortgage Loans 501 and 520). The single tenant is in bankruptcy, has rejected the lease and has vacated the Mortgaged Property. The tenant is in the process of settling its lease obligations. The Special Servicer met with the Mortgagor, inspected the Mortgaged Property and obtained an MAI appraisal. The appraisal, which is under review, indicates an "as is" value of $650,000. The Mortgagor has not yet remitted the July 1, 1996 and all subsequent payments.

(11) The Mortgaged Property is vacant and the Mortgagor has proposed a $750,000 discounted payoff (aggregate for both Mortgage Loans 501 and 520). The single tenant is in bankruptcy, has rejected the lease and has vacated the Mortgaged Property. The Special Servicer met with the Mortgagor, inspected the Mortgaged Property and obtained an MAI appraisal. The appraisal, which is under review, indicates an "as is" value of $750,000. The Mortgagor has not yet remitted the August 1, 1996 and all subsequent payments.

(12) DSCR is as set forth in Appendix A of the Prospectus Supplement.

Mortgage Loan Delinquency Information

       As of September 1, 1996, Mortgage Loan No. 501, a Group 1 Mortgage Loan with a Scheduled Principal Balance of approximately $720,882, was 60-89 days delinquent, and Mortgage Loan No. 520, a Group 1 Mortgage Loan with a Scheduled Principal Balance of approximately $621,091, was 30-59 days delinquent.


Prepayment History

       Mortgage Loans maturing within 30 days of the related Distribution Date and Group 2 Mortgage Loans that prepaid during their related Option Period were assumed to be scheduled and not included as a prepayment for the purposes of calculating the historic prepayment rates below (all of which are expressed as annual rates):


          Group 1 Mortgage Loans:
                                   1 month   2 month   3 month   Life
                                   -------   -------   -------   ----
          September 1996 .....      8.05%     8.63%     7.14%    5.28%
          August 1996 ........      9.21%     6.68%     4.77%    4.81%
          July 1996 ..........      4.09%     2.46%     2.43%    3.90%
          June 1996 ..........      0.81%     1.59%     3.85%    3.86%
          May 1996 ...........      2.36%     5.34%     4.85%    4.85%
          April 1996 .........      8.23%     6.07%      N/A     6.07%
          March 1996 .........      3.86%      N/A       N/A     3.86%

          Group 2 Mortgage Loans:
                                   1 month   2 month   3 month   Life
                                   -------   -------   -------   ----
          September 1996......      0.00%     0.00%     1.49%    2.02%
          August 1996.........      0.00%     2.23%     1.49%    2.35%
          July 1996...........      4.41%     2.23%     1.49%    2.81%
          June 1996...........      0.00%     0.00%     1.73%    2.41%
          May 1996............      0.00%     2.58%     3.20%    3.20%
          April 1996..........      5.10%     4.76%       N/A    4.76%
          March 1996..........      4.43%      N/A        N/A    4.43%

          Total Mortgage Pool:
                                   1 month   2 month   3 month   Life
                                   -------   -------   -------   ----
          September 1996......      6.60%     7.09%     6.12%    4.69%
          August 1996.........      7.57%     5.88%     4.17%    4.36%
          July 1996...........      4.15%     2.42%     2.26%    3.71%
          June 1996...........      0.66%     1.30%     3.47%    3.60%
          May 1996............      1.94%     4.85%     4.55%    4.55%
          April 1996..........      7.67%     5.84%       N/A    5.84%
          March 1996..........      3.97%      N/A        N/A    3.97%

Prepayment History Excluding Certain Mortgage Loans

       The following types of Mortgage Loans were assumed to be scheduled and not included as a prepayment for the purposes of calculating the historic prepayment rates below (all of which are expressed as annual rates):

     (a)  Mortgage  Loans  maturing  within 30 days of the related  Distribution
          Date.

     (b) Mortgage Loans that prepaid with Prepayment Charges in accordance with the terms of their respective Mortgage Note.

     (c)  Group 2 Mortgage  Loans  that  prepaid  during  their  related  Option
          Period.


          Group 1 Mortgage Loans:
                                   1 month   2 month   3 month   Life
                                   -------   -------   -------   ----
          September 1996......      0.00%     4.72%     3.33%    3.16%
          August 1996.........      9.21%     4.95%     3.45%    3.68%
          July 1996...........      0.49%     0.44%     0.29%    2.54%
          June 1996...........      0.38%     0.19%     2.94%    3.04%
          May 1996............      0.00%     4.20%     3.91%    3.91%
          April 1996..........      8.23%     5.81%      N/A     5.81%
          March 1996..........      3.33%      N/A       N/A     3.33%

          Group 2 Mortgage Loans:
                                   1 month   2 month   3 month   Life
                                   -------   -------   -------   ----
          September 1996......      0.00%     0.00%     0.00%    0.00%
          August 1996.........      0.00%     0.00%     0.00%    0.00%
          July 1996...........      0.00%     0.00%     0.00%    0.00%
          June 1996...........      0.00%     0.00%     0.00%    0.00%
          May 1996............      0.00%     0.00%     0.00%    0.00%
          April 1996..........      0.00%     0.00%      N/A     0.00%
          March 1996..........      0.00%      N/A       N/A     0.00%

          Total Mortgage Pool:
                                   1 month   2 month   3 month   Life
                                   -------   -------   -------   ----
          September 1996......      0.00%     3.86%     2.72%    2.59%
          August 1996.........      7.57%     4.06%     2.82%    3.02%
          July 1996...........      0.40%     0.36%     0.24%    2.08%
          June 1996...........      0.31%     0.16%     2.42%    2.50%
          May 1996............      0.00%     3.46%     3.22%    3.22%
          April 1996..........      6.79%     4.79%      N/A     4.79%
          March 1996..........      2.73%      N/A       N/A     2.73%

       There is no assurance that prepayments of the Mortgage Loans will conform to any level of constant prepayment rate, and no representation is made that the Mortgage Loans will prepay at the levels of constant prepayment rate shown above or at any other prepayment rate.